Filed Pursuant to Rule 433

Registration Statement 333-223221

Dated September 4, 2018

Pfizer Inc.

Floating Rate Notes Pricing Term Sheet

Issuer:	Pfizer Inc.

Security:	Floating Rate Notes due 2023

Principal Amount:	$300,000,000 aggregate principal amount

Maturity Date:	September 15, 2023

Interest Rate Index:	3-month USD LIBOR

Coupon:	3-month USD LIBOR +33 bps

Interest Payment and Reset Dates:	Quarterly on the 15th of March, June, September and December, commencing on December 15, 2018

Price to Public:	100.000% of principal amount

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000 in excess of $2,000

Day Count Convention:	Actual/360

Expected Settlement Date:	September 7, 2018 (T+3)

CUSIP/ISIN:	717081 EQ2/ US717081EQ23

Expected Ratings (Moody’s/S&P)*:	A1/AA

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Passive Book-Running Managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc.

Senior Co-Managers:	Deutsche Bank Securities Inc. Santander Investment Securities Inc.

Co-Managers:	Mizuho Securities USA LLC RBC Capital Markets, LLC Academy Securities, Inc. Samuel A. Ramirez & Company, Inc. Siebert Cisneros Shank & Co., L.L.C. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling (i) Citigroup Global Markets Inc. toll free at (800) 831-9146, (ii) Credit Suisse Securities (USA) LLC toll free at (800) 221-1037, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or (iv) Morgan Stanley & Co. LLC toll free at (866) 718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Pfizer Inc. on September 4, 2018 relating to its Prospectus dated February 26, 2018.

Filed Pursuant to Rule 433

Registration Statement 333-223221

Dated September 4, 2018

Pfizer Inc.

Fixed Rate Notes Pricing Term Sheet

Issuer:	Pfizer Inc.

Security:

3.000% Notes due 2021 (the “2021 Notes”)

3.200% Notes due 2023 (the “2023 Notes”)

3.600% Notes due 2028 (the “2028 Notes”)

4.100% Notes due 2038 (the “2038 Notes”)

4.200% Notes due 2048 (the “2048 Notes”)

Principal Amount:

2021 Notes: $1,000,000,000 aggregate principal amount

2023 Notes: $1,000,000,000 aggregate principal amount

2028 Notes: $1,000,000,000 aggregate principal amount

2038 Notes: $700,000,000 aggregate principal amount

2048 Notes: $1,000,000,000 aggregate principal amount

Maturity Date:	2021 Notes: September 15, 2021 2023 Notes: September 15, 2023 2028 Notes: September 15, 2028 2038 Notes: September 15, 2038 2048 Notes: September 15, 2048

Coupon:

2021 Notes: 3.000% annually, accruing from and including September 7, 2018

2023 Notes: 3.200% annually, accruing from and including September 7, 2018

2028 Notes: 3.600% annually, accruing from and including September 7, 2018

2038 Notes: 4.100% annually, accruing from and including September 7, 2018

2048 Notes: 4.200% annually, accruing from and including September 7, 2018

Interest Payment Dates:

2021 Notes: March 15 and September 15 of each year, beginning on March 15, 2019

2023 Notes: March 15 and September 15 of each year, beginning on March 15, 2019

2028 Notes: March 15 and September 15 of each year, beginning on March 15, 2019

2038 Notes: March 15 and September 15 of each year, beginning on March 15, 2019

2048 Notes: March 15 and September 15 of each year, beginning on March 15, 2019

Price to Public:	2021 Notes: 99.865% of principal amount 2023 Notes: 99.797% of principal amount 2028 Notes: 99.841% of principal amount 2038 Notes: 99.809% of principal amount 2048 Notes: 99.762% of principal amount

Benchmark Treasury:	2021 Notes: 2.750% due August 15, 2021 2023 Notes: 2.750% due August 31, 2023 2028 Notes: 2.875% due August 15, 2028 2038 Notes: 3.125% due May 15, 2048 2048 Notes: 3.125% due May 15, 2048

Benchmark Treasury Price and Yield:	2021 Notes: 100-02; 2.727% 2023 Notes: 99-28+; 2.774% 2028 Notes: 99-25+; 2.899% 2038 Notes: 101-06; 3.064% 2048 Notes: 101-06; 3.064%

Spread to Benchmark Treasury Yield:	2021 Notes: T +32 bps 2023 Notes: T +47 bps 2028 Notes: T +72 bps 2038 Notes: T +105 bps 2048 Notes: T +115 bps

Yield to Maturity:	2021 Notes: 3.047% 2023 Notes: 3.244% 2028 Notes: 3.619% 2038 Notes: 4.114% 2048 Notes: 4.214%

Optional Redemption:

The notes of each series of fixed rate notes will be redeemable, in whole or in part, at any time and from time to time with respect to the 2021 Notes, and in whole or in part, at any time and from time to time prior to August 15, 2023 (one month prior to the maturity date) with respect to the 2023 Notes, June 15, 2028 (three months prior to the maturity date) with respect to the 2028 Notes, March 15, 2038 (six months prior to the maturity date) with respect to the 2038 Notes and March 15, 2048 (six months prior to the maturity date) with respect to the 2048 Notes, at Pfizer Inc.’s option, at a redemption price equal to the greater of the following amounts: (i) 100% of the principal amount of the notes being redeemed on the redemption date; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the prospectus supplement), as determined by the Independent Investment Banker (as defined in the prospectus supplement), plus 5 bps in the case of the 2021 Notes, 10 bps in the case of the 2023 Notes, 15 bps in the case of the 2028 Notes, 20 bps in the case of the 2038 Notes and 20 bps in the case of the 2048 Notes; plus, in each case, accrued and unpaid interest on the notes being redeemed, to, but excluding, the redemption date.

At any time on or after August 15, 2023 (one month prior to the maturity date) with respect to the 2023 Notes, June 15, 2028 (three months prior to the maturity date) with respect to the 2028 Notes, March 15, 2038 (six months prior to the maturity date) with respect to the 2038 Notes and March 15, 2048 (six months prior to the maturity date) with respect to the 2048 Notes, such notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000 in excess of $2,000

Day Count Convention:	30/360

Expected Settlement Date:	September 7, 2018 (T+3)

CUSIP/ISIN:	2021 Notes: 717081 EM1/ US717081EM19 2023 Notes: 717081 EN9/ US717081EN91 2028 Notes: 717081 EP4/ US717081EP40 2038 Notes: 717081 EJ8/ US717081EJ89 2048 Notes: 717081 EK5/ US717081EK52

Expected Ratings (Moody’s/S&P)*:	A1/AA

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Passive Book-Running Managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc.

Senior Co-Managers:	Deutsche Bank Securities Inc. Santander Investment Securities Inc.

Co-Managers:	Mizuho Securities USA LLC RBC Capital Markets, LLC Academy Securities, Inc. Samuel A. Ramirez & Company, Inc. Siebert Cisneros Shank & Co., L.L.C. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling (i) Citigroup Global Markets Inc. toll free at (800) 831-9146, (ii) Credit Suisse Securities (USA) LLC toll free at (800) 221-1037, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or (iv) Morgan Stanley & Co. LLC toll free at (866) 718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Pfizer Inc. on September 4, 2018 relating to its Prospectus dated February 26, 2018.